Pricing Supplement No. 126L Dated May 3, 2001                  Rule 424(b)(5)
(To Prospectus dated  February 11, 2000 and                 File No's. 333-94393
and Prospectus Supplement dated February 11, 2000)

         J.P. MORGAN CHASE & CO.
         (formerly known as The Chase Manhattan Corporation)

[X]      Senior Medium-Term Notes, Series C
         Due From Nine Months to Thirty Years from  Date of Issue

[_]      Subordinated Medium Term Notes, Series A
         Due From Nine Months to Thirty Years from Date of Issue

         Principal Amount:               $      100,000,000.00
         Issue Price:                                      100%
         Commission or Discount:         $          141,800.00
         Proceeds to Company:            $       99,858,200.00

                                               Principal Amount
                  Agent                        To be Purchased
                  -----                        ----------------

         J.P. MORGAN SECURITIES INC.         $     98,000,000
         ABN AMRO INCORPORATED               $      1,000,000
         MCDONALD INVESTMENTS, INC.          $      1,000,000


Agents' Capacity:   [ ]   As agent   [X]  As principal
  if as principal

[_] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[X] The Notes are being offered at a fixed initial public offering price equal to the Issue Price ( as a percentage of Principal Amount).

         Original Issue Date:      MAY 8, 2001
         Stated Maturity:          MAY 10, 2004

         Form:  [X]   Book-entry  [_]  Certificated
         Currency:  U.S. Dollars

[_]   Fixed Rate Note:
        Interest Rate:

[X]   Floating Rate Note:  CD [_]  Commercial Paper Rate [_]
                           Federal Fund Effective Rate [_]  LIBOR Telerate [X]
                           LIBOR  Reuters [_]  Treasury Rate [_] Prime Rate [_]
                           CMT [_]

Initial Interest Rate:

Interest Determination Dates:   Two London business days prior to interest
                                reset dates.

Interest Payment Dates:   The 10th of August, November, February
                          and May commencing on August 10th, 2001 subject to modified following business day convention.

Interest Reset Dates:     The 10th of August, November, February and May
                          commencing on August 10th, 2001 subject to modified following business day convention.

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      Index Maturity:          3 mo. LIBOR
      Spread (+/-):            +15 BP
      Spread Multiplier:
      Maximum Interest Rate:   Minimum Interest Rate:
      Optional Redemption:     Yes [_]   No[X]


Other:

      On December 31, 2000, J.P. Morgan & Co. Incorporated ("J.P. Morgan") merged with and into The Chase Manhattan Corporation ("Chase"). Upon completion of the merger, Chase changed its name to J.P. Morgan Chase & Co.

      The merger was accounted for as a pooling of interests. As a result, financial information following completion of the merger and incorporated by reference in the prospectus and prospectus supplement to which this pricing supplement is attached presents the combined results of Chase and J.P. Morgan as if the merger had been in effect for all periods presented.